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Exhibit 12

Eaton Corporation
Quarterly Report on Form 10-Q
Second Quarter 2004
Ratio of Earnings to Fixed Charges

                                   Six months
                                     ended           Year ended December 31
                                    June 30,   ---------------------------------
                                      2004     2003   2002   2001   2000    1999
                                      ----     ----   ----   ----   ----    ----
Income from continuing
operations before income taxes        $376     $508   $399   $278   $552  $  943

Adjustments
-----------
Minority interests in
  consolidated subsidiaries              4       12     14      8      8       2
Income of equity investees              (2)      (3)    (1)     -     (1)     (1)
Interest expensed                       42       93    110    149    182     159
Amortization of debt issue
  costs                                  1        2      2      1      1       -
Estimated portion of rent
  expense representing
  interest                              19       38     34     38     39      36
Amortization of capitalized
  interest                               8       13     13     13     10       8
Distributed income of equity
  investees                              3        -      -      -      1       -
                                      ----     ----   ----   ----   ----  ------
Adjusted income from continuing
operations before income taxes        $451     $663   $571   $487   $792  $1,147
                                      ====     ====   ====   ====   ====  ======

Fixed charges
-------------
Interest expensed                     $ 42     $ 93   $110   $149   $182  $  159
Interest capitalized                     3        7      8     12     22      21
Amortization of debt issue costs         1        2      2      1      1       -
Estimated portion of rent
  expense representing interest         19       38     34     38     39      36
                                      ----     ----   ----   ----   ----  ------
Total fixed charges                   $ 65     $140   $154   $200   $244  $  216
                                      ====     ====   ====   ====   ====  ======
Ratio of earnings to fixed
  charges                             6.94     4.73   3.71   2.44   3.25    5.31

Income from continuing operations before income taxes for years before 2002 includes amortization expense related to goodwill and other intangible assets. Upon adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002, Eaton ceased amortization of goodwill and indefinite life intangible assets.


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